EXHIBIT 17.1
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December 29, 2001


Board of Directors
Golden Soil, Inc.


         Please be advised, that effective this date, I resign as an officer and director of Golden Soil, Inc.


/s/ Xenios Xenopoulos
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Xenios Xenopoulos